EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference and use of our report, dated June 10, 2005, appearing in the Annual Report on Form 10-K of Nara Bancorp, Inc. and Subsidiaries for the year ended December 31, 2004, in Registration Statement No. 333-62038 on Form S-3 and No’s 333-102974 and 333-58508 on Form S-8 of Nara Bancorp, Inc. and Subsidiaries.

Crowe Chizek and Company LLP

South Bend, Indiana
June 28, 2005